Exhibit 99.3

CONSENT OF J.P. MORGAN SECURITIES INC.

We hereby consent to (i) the use of our opinion letter dated November 2, 2009 to the Board of Directors of The Black & Decker Corporation (the “Company”) included as Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and The Stanley Works, and (ii) the references made to our firm and to such opinion in this Joint Proxy Statement/Prospectus under the captions “SUMMARY—Opinion of J.P. Morgan as Black & Decker’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Certain Stanley Prospective Financial Information”, “THE MERGER—Recommendation of the Black & Decker Board of Directors; Black & Decker’s Reasons for the Merger”, “THE MERGER—Opinion of Financial Advisor to Black & Decker”, “THE MERGER—Certain Black & Decker Prospective Financial Information” and “THE MERGER AGREEMENT—Representations and Warranties”. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES INC.

By:	/s/ J.P. Morgan Securities Inc.
Name:

Title:

December 4, 2009